Exhibit 4.35

SHARE PURCHASE AGREEMENT

between

SEANERGY MARITIME HOLDINGS CORP., as Seller

and

I.M.I. HOLDINGS CORP. , as Buyer

9 November 2012

Index

Articles		Page

I	Definitions	1
II	Purchase and Sale of Shares	3
III	Closing	4
IV	Representations and Warranties of Seller	5
V	Representations and Warranties of Buyer	7
VI	Taxes	9
VII	Miscellaneous	9

Schedules

1	BET Banks' Consent
2	Stock Transfer Form
3	BET and subsidiary director's resignation and release
4	Certificate of Incumbency
5	List of the Company's subsidiaries
6	Seller's waiver letter

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the "Agreement") is entered into as of the 9th day of November 2012 by and between Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller"), and I.M.I. HOLDINGS CORP., a corporation organized under the laws of the Marshall Islands  (the "Buyer"). The Seller and the Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, the Seller owns all of the issued and outstanding shares (the "Shares") of Bulk Energy Transport (Holdings) Limited, a corporation organized under the laws of the Marshall Islands (the "Company"); and

WHEREAS, the Seller desires to sell the Shares and the Buyer desires to purchase the Shares;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Defined Terms: As used in this Agreement, the following terms shall have the meaning set out below:

"Action" means any action, suit, investigation, proceeding, condemnation or audit by or before any court or other governmental or regulatory authority or any arbitration proceeding.

"Agreement" has the meaning set out in the initial paragraph of this Agreement.

"Business Day" means any day other than Saturday and Sunday, or a legal holiday on which banks are closed in city of London (United Kingdom), Athens, Greece or in New York, New York, USA.

"Buyer" has the meaning set out in the initial paragraph of this Agreement.

"Closing Date" or "Closing" has the meaning set out in Section 3.1.

"Company" has the meaning set out in the recitals.

"Company Party" has the meaning set out in Section 5.8.

"Liens" means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease or other encumbrance.

"Loan Agreement" means the loan agreement dated 26 June 2007 as amended and supplemented and/or restated by a supplemental agreement dated 16 October 2007, a supplemental letter dated 10 July 2008, a second supplemental agreement dated 30 September 2009, a supplemental letter dated 4 August 2010, a third supplemental agreement dated 23 December 2010, a fourth supplemental agreement dated 31 March 2011, a fifth supplemental agreement dated 7 February 2012, a supplemental letter dated 25 May 2012 and a sixth supplemental agreement dated 16 July 2012  made between, inter alios, (1) the Company's wholly owned subsidiaries, Lewisham Maritime Inc., Pulford Ocean Inc., Rayford Navigation Corp., Rossington Marine Corp. and Quex Shipping Inc. as joint and several borrowers (the "Borrowers"), (2) Citibank International plc, Alpha Bank A.E., Credit Suisse AG (formerly known as Credit Suisse), The Governor and Company of the Bank of Ireland, Samba Financial Group, London Branch, Agricultural Bank of Greece S.A., Piraeus Branch, FBB-First Business Bank S.A. and Scotiabank Europe plc (together the "Banks") and (3) Citibank International plc as agent, security agent and account bank (the "Agent") and as guaranteed by the Company, as corporate guarantor.

"Party" and "Parties" have the meaning set out in the initial paragraph of this Agreement.

"Person" means any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, governmental authority or instrumentality, or other entity or organization.

"Representatives" means a Party's shareholders, members, owners, board members, officers, key employees, legal advisors, accountants and other agents and advisors

"Purchase Price" means the purchase price as defined in Section 2.2.

"Seller" has the meaning set out in the initial paragraph of this Agreement.

"Shares" has the meaning set out in the recitals.

"Tax" means all income, gross receipts, profits, franchise, sales, use, occupation, property, capital, wealth, environmental, license, employment, severance, production, excise, stamp, transfer, workers' compensation, social security, value added, withholding, payroll, disability or similar taxes, motor vehicle registration fees, customs or import duties, and all other taxes or all other governmental fees, duties, imposts, assessments or charges of any nature whatsoever and however denominated, imposed by any country or political subdivision thereof, together with any interest, additions, or penalties with respect thereto.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1
Purchase and Sale    On the terms set out in this Agreement the Seller shall sell to the Buyer and the Buyer shall purchase from the Seller all rights, title and interest in and to the Shares.

Section 2.2
Purchase Price      As consideration for the Shares, the Buyer shall pay to the Seller the sum of USD 1 (United States Dollar One) (the "Purchase Price").

Section 2.3
The Purchase Price shall be paid in accordance with the Seller's instructions to be provided to the Buyer.

Section 2.4
The Buyer's obligation to purchase the Shares shall be subject to the fulfillment or waiver, at or prior to the Closing, each of the following conditions:

(a)	The Seller's representations and warranties as set forth in Article IV remain true and accurate and not misleading at Closing as if repeated at Closing;

(b)	The satisfactory fulfillment of the Seller's obligation to deliver to the Buyer the documents, instruments and writings specified under Section 3.2;

(c)
The Seller shall have received a copy of the Banks' consent to the sale of the Shares, as required by the provisions of the Loan Agreement (in the form attached as schedule 1 or any other form that the Buyer may reasonably accept);

(d)
No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

Section 2.5
The Seller's obligation to sell the Shares shall be subject to the fulfillment or waiver, at or prior to the Closing, each of the following conditions:

(a)	The Buyer's representations and warranties as set forth in Article V remain true and accurate and not misleading at Closing as if repeated at Closing.

(b)
No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

Section 2.6
The Seller and the Buyer shall use all commercially reasonable endeavors to procure the fulfillment of the conditions in sections 2.4 and 2.5 above (the "Conditions") on or before 20th November 2012, as such date may be extended by the Buyer to a date not later than 30th November 2012.

ARTICLE III
CLOSING

Section 3.1
The closing of the transaction contemplated by this Agreement (the "Closing") shall occur by 20th November 2012, as such date may be extended by the Buyer by not less than 5 days written notice to the Seller to a date not later than 15th December 2012 provided that the Conditions have been satisfied (as also provided in Section 2.6). The Closing will occur during normal business hours at the Athens executive offices of the Seller (the "Closing Date").

Section 3.2
At Closing, the Seller and/or the Company shall deliver or cause to be delivered to the Buyer the following:

(a)
Original Share Certificates no. 4 and 5 in respect of the Shares, in the name of the Seller, duly endorsed or accompanied by the stock transfer (in the form attached hereto as schedule 2) duly endorsed by the Seller;

(b)
Resignation and release letters (in the form attached hereto as schedule 3) dated as of the Closing Date of current Directors and Officers of the Company and the Company's subsidiaries (the Company's subsidiaries are listed in Schedule 5);

(c)	The stock books, stock ledgers, minute books and corporate seals of the Company;

(d)
A certificate of incumbency of the Company dated not earlier than seven (7) days prior to the Closing (in the form attached hereto as schedule 4) and attaching true copies of the Articles of Incorporation and By-laws of the Company;

(e)	A certificate of a duly authorized officer of the Seller to the effect that the conditions specified in Section 2.4(a) have been satisfied;

(f)	Seller's waiver letter dated as of the Closing Date waiving all claims against the Company and the Company's subsidiaries (in the form attached hereto as schedule 6).

(g)	A list of the Company's (and of it's subsidiaries) creditors; and

(h)	All other documents, instruments and writings to be delivered by the Seller upon reasonable request by the Buyer in connection herewith.

Section 3.3
At Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

(a)	The Purchase Price;

(b)	A certificate of a duly authorized officer of the Buyer to the effect that the conditions specified in Section 2.5(a) have been satisfied; and

(c)	All other documents, instruments and writings to be delivered by the Buyer upon reasonable request by the Seller in connection herewith.

Section 3.3
The Parties hereby agree that if the Closing does not occur by the Closing Date due to the Seller's failure to properly perform any of its obligations under section 3.2 above, the Buyer may, at its own discretion, elect to do any of the following:

(a)
Defer the Closing to a date not further than 15 (Fifteen) calendar days after the date when the Closing should have occurred, which new date shall be the Closing Date for the purposes of this Agreement; or

(b)	Unilaterally terminate this Agreement without any further liability on its part.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer that as of the date hereof:

Section 4.1
Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2
Authority.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Seller and represent valid and binding obligations of the Seller.

Section 4.3

Shares.  The Shares consist of 500 shares of no par value, represented by two Share Certificates no. 4 and 5 each for 250 shares, issued registered in the name of the Seller. The Shares constitute all of the issued and outstanding shares in the capital of the Company and are duly authorized, validly issued, fully paid and non-assessable.

Section 4.4
Options and Warrants.  To the best of the Seller's knowledge and belief there are no options, warrants or other rights or entitlements outstanding which entitle any entity to be issued any shares or other securities of the Company.

Section 4.5
Enforceability.  This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by the Buyer) constitutes a valid and binding agreement of the Seller enforceable against it in accordance with its terms, subject to:

(a)	Applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors' rights generally;

(b)	General principles of equity; and

(c)	The power of a court to deny enforcement of remedies generally based upon public policy.

Section 4.6
No Violation or Breach.  Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions hereof by the Seller will:

(a)	Result in a violation or breach of or default under any provision of the organizational documents of the Seller or any agreement, indenture or other instrument under which the Seller is bound, or

(b)	Violate any law applicable to the Seller.

Section 4.7
Consent and Approvals.  The Seller requires no consent, approval, authorization or permit from any Person, and is not required to make any filing with or notification to, any Person, as a result of its execution and delivery of, and performance of its obligations under, this Agreement, save for the consent by the Banks as required by the Loan Agreement.

Section 4.8
Brokerage Fees and Commissions.  The Seller has not incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder's fee or commission in respect of the transactions contemplated by this Agreement for which the Buyer or the Company will incur any liability.

Section 4.9
Compliance with Laws.  The Seller has not engaged in any acts or transactions, in violation of or inconsistent with the anti-bribery, anti-terrorism, economic sanction or anti-money laundering legislation or regulation measure or regulatory procedures of any government.

Section 4.10
Limitation.  The Seller has not relied upon any representations and/or warranties of the Buyer other than those expressly set out in this Agreement.

Section 4.11
No Legal Bar.  The Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of their knowledge and belief, threatened against the Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

Section 4.12
Title to Shares.  Subject to the provisions of the Company's Articles of Incorporation and By-laws, the Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer the Shares free and clear of all third party rights whatsoever. If any such right exists with respect to any of the Shares at Closing, the Seller shall immediately procure that such right is released immediately at no cost to the Buyer.

Section 4.13
If any of the above representations and warranties would be untrue or misleading in any material respect if repeated by the Seller at Closing, then the Seller shall at Closing provide to the Buyer a disclosure letter setting out all the circumstances relevant to that situation.  The Buyer shall have no liability to the Seller in respect of any matter set out in that disclosure letter and the Buyer's only remedy in such circumstances shall be not to complete this Agreement as a result of non-delivery by the Seller of the certificate referred to in section 2.4(a).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller that as at the date hereof:

Section 5.1
Organization  The Buyer is organized, validly existing and in good standing under the laws of the country of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2
Authority.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Seller and represent valid and binding obligations of the Buyer.

Section 5.3
Enforceability This Agreement has been duly and validly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery hereof by the Seller) constitutes a valid and binding agreement of the Buyer enforceable against it in accordance with its terms, subject to:

(a)	Applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors' rights generally;

(b)	General principles of equity; and

(c)	The power of a court to deny enforcement of remedies generally based upon public policy.

Section 5.4
No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions hereof by the Buyer will:

(a)	Result in a violation or breach of or default under any provision of any agreement, indenture or other instrument under which the Buyer is bound; or

(b)	Violate any law applicable to the Buyer.

Section 5.5
Brokerage Fees and Commissions.  The Buyer has not incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder's fee or commission in respect of the transactions contemplated by this Agreement for which the Seller or the Company shall incur any liability.

Section 5.6
Consent and Approvals.  The Buyer requires no consent, approval, authorization or permit from any Person, and is not required to make any filing with or notification to, any Person, as a result of its execution and delivery of, and performance of its obligations under this Agreement.

Section 5.7

Investigations.  The Buyer has conducted its own independent due diligence, searches, inspections, investigations, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company, to the extent that it has desired to do so, and has been assisted advised by its own legal, accounting and business advisers in connection with the acquisition of the Shares.  In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis and upon the representations and warranties of the Seller which are expressly set forth in this Agreement.

Section 5.8
Limitation.  The Buyer agrees, to the fullest extent permitted by law, that none of the Company, the Seller, or any directors, officers, employees, attorneys, accountants, agents or representatives thereof (each, a "Company Party") shall have any liability or responsibility whatsoever to the Buyer on any basis (including, without limitation, in contract of tort, or otherwise) based upon any information provided or made available, or statements made to the Buyer in writing or via email, except that the foregoing limitations shall not apply:  (a) to the extent the Seller makes a representation or warranty set forth in this Agreement, or in any materials referenced therein, but the Seller's liability for any of the representations and warranties in this Agreement shall not exceed the sum of USD1.00; or (b) with respect to any claim by the Buyer of fraud against any Company Party.

ARTICLE VI
TAXES

Section 6.1
Taxes.  The Buyer and the Seller shall cooperate in good faith to supply the other and to supply the appropriate taxing authorities, as necessary, with all relevant tax accounting worksheets, reports, forms, statements, communications and all other information that may be required in order to comply with the relevant Tax jurisdictions of the Seller or the Buyer.

ARTICLE VII
MISCELLANEOUS

Section 7.1
Confidentiality.  Neither Party shall disclose to any third parties, other than each Party's Representatives, information that it has relating to the businesses, properties, financial condition, results of operations or prospects of the Company, except (i) to the extent such information is publicly available or is obtainable from independent sources who did not receive the information from the other Party, (ii) as requested or required by any law or statutory body, the rules of any applicable stock exchange (including but not limited to Nasdaq Stock Exchange), any applicable accounting standards, ordered by any court, regulation, court order, judicial process or arbitral award (including by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process), (iii) as may be reasonably required by the Buyer to be disclosed to the Buyer's investment bankers and/or the Buyer's Bank or (iv) as authorized in writing by the Company.

Section 7.2
Publicity.  Any public announcement by either Party relating to the transaction contemplated by this Agreement will be subject to the prior written approval of the other Party (such approval not be unreasonably withheld), except as such may be required by law or statutory body, the rules of any applicable stock exchange (including but not limited to Nasdaq Stock Exchange) and/or any applicable accounting standards, as described herein.

Section 7.3
Fees and Expenses.  All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement, the negotiation hereof and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses.

Section 7.4
Amendments.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

Section 7.5
Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 7.6
Rights of Third Parties.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties hereto, their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision herein give any third party any right of subrogation or action over or against any Party to this Agreement.

Section 7.7
Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, representations, or warranties between the Parties other than those set out or referred to herein.

Section 7.8
Notices.  Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered or sent by commercial overnight delivery or facsimile and e-mail, addressed as follows:

Seller:
Seanergy Maritime Holdings Corp.
c/o 1-3 Patriarchou Grigoriou
16674 Glyfada
Athens, Greece
Attention:  Mr. Stamatios Tsantanis / CEO
E-mail: snt@seanergymaritime.com.gr
Fax: + 30 210 96 38 450

Buyer:
I.M.I. HOLDINGS CORP.
c/o Enterprises Shipping & Trading S.A.
11 Poseidonos Av, 16777 Elliniko
Athens, Greece
For the attention of Ms. Paula Lazopoulou
E-mail: pl@estsa.gr
Fax: +30 210 89 48 403

or to such other address as shall be furnished in writing by either Party.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if delivered by facsimile or e-mail as described above, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier as described above, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant courier service.

Section 7.9
Further Assurances.  At any time and from time to time after the date hereof, each Party, without further consideration, shall execute such additional documents as may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement and to fulfill its obligations hereunder.

Section 7.10
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.  The Parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Agreement.

Section 7.11
Successors and Assigns.  The rights and obligations of either Party shall not be assigned or delegated by such Party without the written consent of the other Party, which may be withheld in that Party's sole discretion.  Any assignment or obligation in violation of this Section 7.11 shall be void and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 7.12
Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the economic effects of the transaction contemplated hereby are preserved to the extent possible.

Section 7.13
Waivers.   Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 7.14
Meanings of Pronouns, Singular and Plural Words.  All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

Section 7.15
Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 7.16
Not to be Construed Against Drafter.  The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the Parties agree with each and every term contained in this agreement.  Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, will not be applied in the interpretation and construction of this Agreement.

Section 7.17
Waiver of Claims.  The Buyer, acquiring the Shares, has assumed all the Seller's outstanding obligations (if any) owed to the Company or any of its subsidiaries to repay borrowed monies and the Buyer hereby waives all rights which it may have to claim repayment of such monies from the Seller.  Furthermore, the Seller hereby waives, effective on the Closing Date, all claims against the Company which accrued prior to the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:		BUYER:
SEANERGY MARITIME HOLDINGS CORP.		I.M.I. HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis	By:	/s/ Paula Lazopoulou
Name:	Stamatios Tsantanis	Name:	Paula Lazopoulou
Title:	CEO / Director	Title:	Attorney-in-fact

SCHEDULE 1
Form of Banks' consent to the sale of the Shares pursuant to this Agreement

[AGENT'S LETTERHEAD]
TO: ……………………………..

LENDER'S CONSENT TO SALE OF SHARES OF BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
WHEREAS there exists a loan agreement dated 26 June 2007 as amended and supplemented and/or restated by a supplemental agreement dated 16 October 2007, a supplemental letter dated 10 July 2008, a second supplemental agreement dated 30 September 2009, a supplemental letter dated 4 August 2010, a third supplemental agreement dated 23 December 2010, a fourth supplemental agreement dated 31 March 2011, a fifth supplemental agreement dated 7 February 2012, a supplemental letter dated 25 May 2012 and a sixth supplemental agreement dated 16 July 2012 (together the "Loan Agreement") made between, inter alios, (1) the Company's wholly owned subsidiaries, Lewisham Maritime Inc., Pulford Ocean Inc., Rayford Navigation Corp., Rossington Marine Corp. and Quex Shipping Inc. as joint and several borrowers (the "Borrowers"), (2) Citibank International plc, Alpha Bank A.E., Credit Suisse AG (formerly known as Credit Suisse), The Governor and Company of the Bank of Ireland, Samba Financial Group, London Branch, Agricultural Bank of Greece S.A., Piraeus Branch, FBB-First Business Bank S.A. and Scotiabank Europe plc (together the "Banks" or the "Syndicate of Banks") and (3) Citibank International plc as agent, security agent and account bank (the "Agent") and guaranteed by the Company, as corporate guarantor.

NOW WE, (Name of Lender / Arranger / Agent / Security Agent and banks and financial institutions), of ………………………………….., do hereby irrevocably grant our consent to and authorisation for the sale the one hundred per cent (100%) of all the issued share capital of Bulk Energy Transport (Holdings) Limited, which is owned and registered in the name of Seanergy Maritime Holdings Corp. , of the Marshall Islands (as evidenced by Share Certificate No. 4 and 5 in the name of the said Seanergy for 250 shares of no par value each) to [                                               ], of the [                                      ].

Dated this          day of November 2012

for and on behalf of
(Name of Lender / Arranger / Agent / Security Agent and banks and financial institutions)

By:		By:
	Name:		Name:
	Authorized Signatory		Authorized Signatory

SCHEDULE 2
STOCK TRANSFER

KNOW ALL PERSONS BY THESE PRESENTS that for valuable consideration to it paid, SEANERGY MARITIME HOLDINGS CORP., a company organized and existing under the laws of the Marshall Islands (the "Transferor") has bargained, sold and transferred and by these presents does bargain, sell and transfer to I.M.I. HOLDINGS CORP., a company organized and existing under the laws of the Marshall Islands  (the "Transferee") all its right title and interest in and to those certain 500 shares of the common stock of Bulk Energy Transport (Holdings) Limited, a corporation organized under the laws of the Marshall Islands (the "Company") registered on the books of the Company in the name of the Transferor and evidenced by the share certificates no. 4 and 5 attached hereto issued by the Company to the Transferor and representing said 500 shares of the common stock of the Company.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be executed by its duly authorized representative this   day of November 2012.

SEANERGY MARITIME HOLDINGS CORP.

By
Name:
Title:

SCHEDULE 3

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED DIRECTOR'S RESIGNATION AND RELEASE

[NOTE: to be signed in respect of each subsidiary also, with necessary changes]

[  ]November 2012

RESIGNATION

I, [                               ], hereby resign as a director of Bulk Energy Transport (Holdings) Limited (the "Company") with immediate effect.  I acknowledge that I have no claim whatsoever, including, without limitation, in contract, tort or breach of duty statutory or otherwise, against the Company.

[ ]

RELEASE

We accept the above resignation of [                             ] as a director of the Company and acknowledge that we have no claim whatsoever, including, without limitation, in contract, tort or breach of duty statutory or otherwise, against [                  ].

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

By
Name:
Title:

SCHEDULE 4
CERTIFICATE OF INCUMBENCY

I, the undersigned, …………………………, the [Officer] of BULK ENERGY TRANSPORT (HOLDINGS) LIMITED, a corporation duly incorporated and existing under the laws of the Republic of Marshall Islands (the "Company") hereby certify that:

1.
Attached hereto are true and complete copies of the Articles of Incorporation and By-Laws of the Company with any amendments thereto and I confirm that they are valid and effective up to the date hereof.

2.	The Company was incorporated in accordance with the laws of the Republic of the Marshall Islands on 18th December, 2006 and is existing in good standing.

3.	The authorized and issued share capital of the Company is divided into five hundred (500) shares of no par value all of which shares have been issued.

Dated:                   , 2012

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

By
Name:
Title:

SCHEDULE 5
List of the Company's subsidiaries

NAME	COUNTRY OF INCORPORATION	DATE OF INCORPORATION
Quex Shipping Inc.	British Virgin Islands	January 3, 2007
Rossington Marine Corp.	British Virgin Islands	January 3, 2007
Rayford Navigation Corp.	British Virgin Islands	January 3, 2007
Creighton Development Inc.	British Virgin Islands	January 3, 2007
Pulford Ocean Inc.	British Virgin Islands	January 3, 2007
Lewisham Maritime Inc.	British Virgin Islands	January 3, 2007

SCHEDULE 6
WAIVER LETTER

ON THE SELLER'S LETTERHEAD

November [     ], 2012

To: I.M.I. HOLDINGS CORP.
c/o Enterprises Shipping & Trading S.A.
11 Poseidonos Av, 16777 Elliniko
Athens, Greece
For the attention of Ms. Paula Lazopoulou
(the "Buyer")

Seanergy Maritime Holdings Corp., of the Marshall Islands (the "Seller"), hereby waives, effective on the Closing Date, any and all claims, demands, assessments, judgments, suits or other proceedings against Bulk Energy Transport (Holdings) Limited, a corporation organized under the laws of the Marshall Islands (the "Company") and its subsidiaries and releases the Company and its subsidiaries from any and all liabilities and obligations which accrued prior to the Closing (as defined in the Share Purchase Agreement between the Seller and the Buyer dated 9 November 2012).

Yours sincerely,

Stamatios Tsantanis
Chief Executive Officer / Director

ADDENDUM NO. 1
Dated November 19, 2012

to a Share Purchase Agreement
dated November 9, 2012

BETWEEN

(1)	Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller"),

AND

(2)	I.M.I. HOLDINGS CORP., a corporation organized under the laws of the Republic of the Marshall Islands, as buyer (the "Buyer").

WHEREAS:

(A)
Pursuant to that certain share purchase agreement dated November 9, 2012 (the "SPA") between the Seller and the Buyer, the Seller has agreed to sell to the Buyer all the issued and outstanding shares of capital stock of Bulk Energy Transport (Holdings) Limited, a company incorporated and organized under the laws of the Marshall Islands (the "Company").

(B)	Pursuant to the SPA the closing of the transaction contemplated (the "Closing") shall occur by 20th November 2012.

NOW it is hereby agreed as follows:

1.	DEFINITIONS

1.1	In this Addendum No. 1 the following expressions shall have the following meanings:

"Business Day" means any day other than Saturday and Sunday, or a legal holiday on which banks are closed in city of London (United Kingdom), Athens, Greece or in New York, New York, USA; and

"SPA" shall have the meaning assigned to such term in Recital (A) and includes any existing or future amendments, modifications or supplements.

2.	AMENDMENT OF SECTIONS 2.6 and 3.1 OF THE SPA

Section 2.6 of the SPA be and is hereby amended to read as follows:
The Seller and the Buyer shall use all commercially reasonable endeavors to procure the fulfillment of the conditions in sections 2.4 and 2.5 above (the "Conditions") on or before 30th November 2012, as such date may be extended by the Buyer to a date not later than 15th December 2012."

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Section 3.1 of the SPA be and is hereby amended to read as follows:
"The closing of the transaction contemplated by this Agreement (the "Closing") shall occur by 30th November 2012, as such date may be extended by the Buyer by not less than 5 days written notice to the Seller to a date not later than 15th December 2012 provided that the Conditions have been satisfied (as also provided in Section 2.6). The Closing will occur during normal business hours at the Athens executive offices of the Seller (the "Closing Date")."

All other terms of the SPA remain in full force and effect.

3.	MISCELLANEOUS

3.1
All notices or other communications under or in respect of this Addendum No. 1 to either party hereto shall be in writing (to the address and/or fax number stated in Section 7.8 of the SPA) will be satisfactory and shall be effective upon receipt.

3.2
This Addendum No. 1 shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  Any legal action or proceeding in connection with this Addendum No. 1 or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.  The Parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Addendum No. 1.

3.3	This Addendum No. 1 may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Addendum no. 1 to be executed as of the date first above written.

SELLER:		BUYER:
SEANERGY MARITIME HOLDINGS CORP.		I.M.I. HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis	By:	/s/ Paula Lazopoulou
Name:	Stamatios Tsantanis	Name:	Paula Lazopoulou
Title:	CEO / Director	Title:	Attorney – in – fact

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ADDENDUM NO. 2
Dated November 28, 2012

to a Share Purchase Agreement
dated November 9, 2012

BETWEEN

(1)	Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller"),

AND

(2)	I.M.I. HOLDINGS CORP., a corporation organized under the laws of the Republic of the Marshall Islands, as buyer (the "Buyer").

WHEREAS:

(A)
Pursuant to that certain share purchase agreement dated November 9, 2012 (as amended by Addendum no. 1 dated November 19, 2012, the "SPA") between the Seller and the Buyer, the Seller has agreed to sell to the Buyer all the issued and outstanding shares of capital stock of Bulk Energy Transport (Holdings) Limited, a company incorporated and organized under the laws of the Marshall Islands (the "Company").

(B)	Pursuant to the SPA the closing of the transaction contemplated (the "Closing") shall occur by 30th November 2012.

NOW it is hereby agreed as follows:

1.	DEFINITIONS

1.1	In this Addendum No. 2 the following expressions shall have the following meanings:

"Business Day" means any day other than Saturday and Sunday, or a legal holiday on which banks are closed in city of London (United Kingdom), Athens, Greece or in New York, New York, USA; and

"SPA" shall have the meaning assigned to such term in Recital (A) and includes any existing or future amendments, modifications or supplements.

2.	AMENDMENT OF SECTIONS 2.6 and 3.1 OF THE SPA

Section 2.6 of the SPA be and is hereby amended to read as follows:
The Seller and the Buyer shall use all commercially reasonable endeavors to procure the fulfillment of the conditions in sections 2.4 and 2.5 above (the "Conditions") on or before 15th December 2012, as such date may be extended by the Buyer to a date not later than 21st December 2012."

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Section 3.1 of the SPA be and is hereby amended to read as follows:
"The closing of the transaction contemplated by this Agreement (the "Closing") shall occur by 15th December 2012, as such date may be extended by the Buyer by not less than 5 days written notice to the Seller to a date not later than 21st December 2012 provided that the Conditions have been satisfied (as also provided in Section 2.6). The Closing will occur during normal business hours at the Athens executive offices of the Seller (the "Closing Date")."

All other terms of the SPA remain in full force and effect.

3.	MISCELLANEOUS

3.1
All notices or other communications under or in respect of this Addendum No. 2 to either party hereto shall be in writing (to the address and/or fax number stated in Section 7.8 of the SPA) will be satisfactory and shall be effective upon receipt.

3.2
This Addendum No. 2 shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  Any legal action or proceeding in connection with this Addendum No. 2 or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.  The Parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Addendum No. 2.

3.3	This Addendum No. 2 may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Addendum no. 2 to be executed as of the date first above written.

SELLER:		BUYER:
SEANERGY MARITIME HOLDINGS CORP.		I.M.I. HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis	By:	/s/ Paula Lazopoulou
Name:	Stamatios Tsantanis	Name:	Paula Lazopoulou
Title:	CEO / Director	Title:	Attorney – in – fact

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ADDENDUM NO. 3
Dated December 14th, 2012

to a Share Purchase Agreement
dated November 9, 2012

BETWEEN

(1)	Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller"),

AND

(2)	I.M.I. HOLDINGS CORP., a corporation organized under the laws of the Republic of the Marshall Islands, as buyer (the "Buyer").

WHEREAS:

(A)
Pursuant to that certain share purchase agreement dated November 9, 2012 (as amended by Addendum no. 1 dated November 19, 2012 and by an Addendum no. 2 dated November 28, 2012, hereinafter referred to as the "SPA") between the Seller and the Buyer, the Seller has agreed to sell to the Buyer all the issued and outstanding shares of capital stock of Bulk Energy Transport (Holdings) Limited, a company incorporated and organized under the laws of the Marshall Islands (the "Company").

(B)	Pursuant to the SPA the closing of the transaction contemplated (the "Closing") shall occur by 15th December 2012.

NOW it is hereby agreed as follows:

1.	DEFINITIONS

1.1	In this Addendum No. 3 the following expressions shall have the following meanings:

"Business Day" means any day other than Saturday and Sunday, or a legal holiday on which banks are closed in city of London (United Kingdom), Athens, Greece or in New York, New York, USA; and

"SPA" shall have the meaning assigned to such term in Recital (A) and includes any existing or future amendments, modifications or supplements.

2.	AMENDMENT OF SECTIONS 2.6 and 3.1 OF THE SPA

Section 2.6 of the SPA be and is hereby amended to read as follows:
The Seller and the Buyer shall use all commercially reasonable endeavors to procure the fulfillment of the conditions in sections 2.4 and 2.5 above (the "Conditions") on or before 31st December 2012, as such date may be extended by the Buyer to a date not later than 4th January 2013."

1

Section 3.1 of the SPA be and is hereby amended to read as follows:
"The closing of the transaction contemplated by this Agreement (the "Closing") shall occur by 31st December 2012, as such date may be extended by the Buyer by not less than 5 days written notice to the Seller to a date not later than 4th January 2013 provided that the Conditions have been satisfied (as also provided in Section 2.6). The Closing will occur during normal business hours at the Athens executive offices of the Seller (the "Closing Date")."

All other terms of the SPA remain in full force and effect.

3.	MISCELLANEOUS

3.1
All notices or other communications under or in respect of this Addendum No. 3 to either party hereto shall be in writing (to the address and/or fax number stated in Section 7.8 of the SPA) will be satisfactory and shall be effective upon receipt.

3.2
This Addendum No. 3 shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  Any legal action or proceeding in connection with this Addendum No. 3 or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.  The Parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Addendum No. 3.

3.3	This Addendum No. 3 may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Addendum no. 3 to be executed as of the date first above written.

SELLER:		BUYER:
SEANERGY MARITIME HOLDINGS CORP.		I.M.I. HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis	By:	/s/ Paula Lazopoulou
Name:	Stamatios Tsantanis	Name:	Paula Lazopoulou
Title:	CEO / Director	Title:	Attorney – in – fact

2